Exhibit 10(gg)

November 6, 2006

Mr. Richard T. Burke

Chairman of the Board of Directors

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, Minnesota 55343

Dear Mr. Burke:

This letter sets forth my agreement with UnitedHealth Group Incorporated (the “Company”) concerning options to purchase shares of common stock of the Company granted to me by the Company during the years 1994 through 2002 (the “Subject Options”). This letter agreement will be effective on the date a duly authorized representative of the Company executes the acceptance at the end of this letter on behalf of the Company (such date, the “Effective Date”).

As the Board of Directors is aware, I have agreed to the Company’s repricing the Subject Options, on the terms set forth herein, to ensure that no unintended advantage accrued to me from the determination of exercise prices under the Company’s stock option plans from 1994 to 2002. This letter agreement in no way constitutes an admission of wrongdoing or an admission of any knowledge that the Company’s option administration practices were in any way deficient.

Exhibit A attached to this letter agreement sets forth a listing of each Subject Option issued to me. With respect to each Subject Option, Exhibit A includes the stated grant date, the stated exercise price, the number of shares underlying the Subject Option and the highest closing price of the Company’s common stock, as reported by the New York Stock Exchange, during the calendar year of the stated grant date; provided, however, with respect to the Subject Options that are dated February 11, 1997, January 20, 1998 and February 17, 1999, the highest closing price indicated is the highest closing price occurring during calendar year 2000 (the “Adjustment Price”). Exhibit A also indicates the Subject Options that remain outstanding in full or in part on the Effective Date (each such Subject Option or portion thereof an “Outstanding Subject Option” and collectively, the “Outstanding Subject Options”) and the Subject Options that I have exercised in full or in part prior to the Effective Date (each such Subject Option or portion thereof an “Exercised Subject Option” and collectively the “Exercised Subject Options”).

The Company and I agree as follows:

1. Effective as of the Effective Date, the exercise price of each Outstanding Subject Option shall be increased to equal the Adjustment Price applicable to such Outstanding Subject Option.

2. To implement the repricing on the Exercised Subject Options, I understand and agree that the Company will increase the exercise price on certain outstanding, vested options other than the Outstanding Subject Options that I hold as of the Effective Date (the “Outstanding Adjusted Options”). The Company will increase the exercise price of my Outstanding Adjusted Options as follows. First, a differential amount will be calculated for each Exercised Subject Option as the product of (i) the number of shares of common stock as to which the Exercised Subject Option was exercised and (ii) the difference between the Adjustment Price of that Exercised Subject Option and the exercise price of that Exercised Subject Option. The “Exercise Differential” is the sum of the calculated differential for each of the Exercised Subject Options. As of the Effective Date, the exercise price of each Outstanding Adjusted Option shall be increased by an amount equal to the Exercise Differential divided by the aggregate number of shares subject to all of the Outstanding Adjusted Options.

3. The adjustments effected by paragraphs 1 and 2 are set forth on Exhibit A.

4. Except as set forth in this letter agreement, each outstanding option held by me as of the date hereof shall remain outstanding, unaltered and in full force and effect.

5. I hereby authorize the Company to update its books and records to reflect the amendment of any option agreement or certificate pursuant to this letter agreement. I agree to make such filings on Form 4 as shall be necessary to reflect any such amendments and to take all other actions necessary or appropriate to give effect to the foregoing.

6. To the extent that the terms of this letter agreement may conflict with any employment agreement, option agreement or certificate or other agreement or understanding between me and the Company, whether written or oral (collectively, the “Other Agreements”), the terms of this letter agreement shall govern. Except as expressly modified by this letter agreement, all Other Agreements shall remain in full force and effect.

* * *

This letter agreement constitutes the entire agreement between the Company and me with respect to changes in the exercise price of my options and supersedes, in its entirety, any other agreement between us, whether written or oral, relating to such matter. This letter agreement may not be amended or supplemented without both my consent and the express written authorization of the Board of Directors. This letter agreement may be executed in counterparts, including by facsimile signature, all of which shall constitute one instrument, and it shall be governed by the internal laws of the State of Minnesota, without giving effect to any otherwise applicable choice of law rules.

Very truly yours,

/s/ William W. McGuire
William W. McGuire, M.D.

Acknowledged and agreed effective this 7th day of November 2006:

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Stephen J. Hemsley
Name:	Stephen J. Hemsley
Title:	President and Chief Operating Officer